Exhibit 10.17
VYNE THERAPEUTICS INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Each member of the Board of Directors (the “Board”) who is not also serving as an employee of VYNE Therapeutics Inc. (the “Company”) (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service effective as of December 11, 2023 (the “Effective Date”). This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. The terms and conditions of this Policy shall supersede any prior Non-Employee Director Compensation Policy of the Company.
Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears following the completion of the fiscal quarter in which the service occurred.  If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter.  All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:

a.All Eligible Directors: $40,000

2.Annual Committee Member Service Retainer:

a.Member of the Audit Committee: $10,000
b.Member of the Compensation Committee: $7,500
c.Member of the Nominating and Corporate Governance Committee: $5,000

3.Annual Committee Chair Service Retainer (inclusive of Committee Member Service Retainer):

a.Chair of the Audit Committee: $20,000
b.Chair of the Compensation Committee: $15,000
c.Chair of the Nominating and Corporate Governance Committee: $10,000

4.Annual Lead Independent Director Service Retainer (in addition to Board Service Retainer):

a.$25,000

5.Annual Non-Executive Chair of the Board Service Retainer (in addition to Board Service Retainer):

a.$40,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2023 Equity Incentive Plan (the “Plan”). All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the Company’s underlying common stock (the “Common Stock”) on the date of grant, and have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan). In the event of a change of control transaction, any unvested portion of an equity award granted under this Policy will fully vest and become exercisable immediately prior to the effective date of such transaction, subject to the Eligible Director’s continuous service with the Company on the effective date of such transaction.

1.Initial Grant: Each Eligible Director who joins the Board will receive, upon appointment, options to purchase shares of Common Stock representing two times the annual grant described below. The options will vest and become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant, subject to the Eligible Director’s continued service through each applicable vesting date.

2.Annual Grant: Each Eligible Director who has served on the Board for at least six months will be granted options to purchase an amount of shares of Common Stock representing 0.046% of the shares of Common Stock outstanding (inclusive of shares of Common Stock in respect of outstanding pre-funded warrants) on the date of the Company’s annual meeting of stockholders. The options vest on the one-year anniversary of the date of grant.

The aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Eligible Director with respect to any fiscal year, including awards granted and cash fees paid by the Company to such Eligible Director for his or her service as an Eligible Director, will not exceed (i) $750,000 in total value or (ii) in the event such Eligible Director is first appointed or elected to the Board during such fiscal year, $1,000,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.